Filed Pursuant to Rule 433

Registration No. 333-273003

Pricing Term Sheet – 5.716% Senior Notes due 2028

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$1,100,000,000 aggregate principal amount of 5.716% senior notes due 2028 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100.000%

Pricing Date:	September 5, 2023

Settlement Date:	September 14, 2023

Maturity Date:	September 14, 2028

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated September 5, 2023

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on March 14 and September 14 of each year beginning on March 14, 2024. Such semiannual interest will amount to U.S.$28.58 per U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+135 bps

Coupon:	5.716%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend unsecured loans, intended to qualify as internal TLAC, to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M DG2

ISIN:	US86562MDG24

Common Code:	267274509

Legal Entity Identifier:	35380028MYWPB6AUO129

Joint Lead Managers and Joint Bookrunners:	SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC Jefferies LLC BofA Securities, Inc.

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Nomura Securities International, Inc.

Daiwa Capital Markets America Inc.

HSBC Securities (USA) Inc.

AmeriVet Securities, Inc.

Great Pacific Securities

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Trustee, Paying Agent, Transfer Agent and Registrar:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), Jefferies LLC at 1-212-284-2300 and BofA Securities, Inc. toll-free at 1-800-294-1322 or by calling SMFG’s investor relations department at 81-3-3282-8111.

No PRIIPs KID or U.K. PRIIPs KID - No PRIIPs key information document (KID) or U.K. PRIIPs KID has been prepared as not available to retail in EEA or U.K., respectively. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” and “PROHIBITION OF SALES TO U.K. RETAIL INVESTORS” in the preliminary prospectus supplement dated September 5, 2023.

This communication is intended for the sole use of the person to whom it is provided by us.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction where such offer or solicitation or advertisement would be unlawful.

Pricing Term Sheet – 5.808% Senior Notes due 2033

Issuer:	Sumitomo Mitsui Financial Group, Inc. (“SMFG”)

Securities Offered:	U.S.$900,000,000 aggregate principal amount of 5.808% senior notes due 2033 (the “Notes”)

Offer and Sale:	SEC registered

Expected Security Ratings:	A1 (Moody’s) / A- (S&P)

Denomination:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Offering Price:	100.000%

Pricing Date:	September 5, 2023

Settlement Date:	September 14, 2023

Maturity Date:	September 14, 2033

Redemption:	The Notes will only be redeemable at SMFG’s option, subject to prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under applicable Japanese laws or regulations then in effect), upon the occurrence of certain changes in tax law, as set forth in the preliminary prospectus supplement dated September 5, 2023

Ranking of the Notes:	The Notes will constitute direct, unconditional, unsecured and unsubordinated general obligations of SMFG and will at all times rank pari passu without any preference among themselves and with all other unsecured obligations of SMFG, other than subordinated obligations of SMFG and except for statutorily preferred obligations

Coupon Payment Dates:	Payable semiannually in arrears on March 14 and September 14 of each year beginning on March 14, 2024. Such semiannual interest will amount to U.S.$29.04 per U.S.$1,000 in nominal amount of the Notes for each interest payment date

Spread to Benchmark:	T+155 bps

Coupon:	5.808%

Day Count Basis:	30/360, unadjusted

Business Day:	New York, London and Tokyo

Use of Proceeds:	SMFG intends to use the net proceeds of the offering to extend unsecured loans, intended to qualify as internal TLAC, to Sumitomo Mitsui Banking Corporation (“SMBC”) and SMBC intends to use the proceeds of the loans for general corporate purposes

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Settlement:	DTC, Euroclear and Clearstream

CUSIP:	86562M DJ6

ISIN:	US86562MDJ62

Common Code:	267274533

Legal Entity Identifier:	35380028MYWPB6AUO129

Joint Lead Managers and Joint Bookrunners:	SMBC Nikko Securities America, Inc. Goldman Sachs & Co. LLC Jefferies LLC BofA Securities, Inc.

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Nomura Securities International, Inc.

Daiwa Capital Markets America Inc.

HSBC Securities (USA) Inc.

AmeriVet Securities, Inc.

Great Pacific Securities

Loop Capital Markets LLC

R. Seelaus & Co., LLC

Stabilization Manager:	SMBC Nikko Securities America, Inc.

Trustee, Paying Agent, Transfer Agent and Registrar:	The Bank of New York Mellon

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), Jefferies LLC at 1-212-284-2300 and BofA Securities, Inc. toll-free at 1-800-294-1322 or by calling SMFG’s investor relations department at 81-3-3282-8111.

No PRIIPs KID or U.K. PRIIPs KID - No PRIIPs key information document (KID) or U.K. PRIIPs KID has been prepared as not available to retail in EEA or U.K., respectively. See “PROHIBITION OF SALES TO EEA RETAIL INVESTORS” and “PROHIBITION OF SALES TO U.K. RETAIL INVESTORS” in the preliminary prospectus supplement dated September 5, 2023.

This communication is intended for the sole use of the person to whom it is provided by us.

This notice does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of Notes in any jurisdiction where such offer or solicitation or advertisement would be unlawful.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.